EXHIBIT 2.33

EXECUTION COPY
ADDITIONAL GUARANTEE
DESIGNATION
May 21, 2009
To:	Wells Fargo Bank, National Association, as Collateral Trustee

Re:	Second Priority Collateral Trust Agreement, dated as of November 30, 2006, (as the same may be amended, supplemented or otherwise modified, the “SPCTA”) among Satélites Mexicanos, S.A. de C.V., a corporation (sociedad anónima de capital variable) organized under the laws of the United Mexican States (“Satmex”), Wells Fargo Bank, National Association, as Collateral Trustee thereunder (in such capacity, together with any successor appointed hereunder, the “Collateral Trustee”) and, Wells Fargo Bank, National Association, as Trustee under the Second Priority Indenture described therein (in such capacity, together with any successor appointed thereunder, the “Indenture Trustee”).
Reference is hereby made to the SPCTA. Capitalized terms which are defined in the SPCTA are used herein as therein defined.
In accordance with subsection 5.4 of the SPCTA, the following Additional Guarantee is hereby added as a Second Priority Guarantee under the SPCTA:
Supplemental Indenture dated as of even date herewith, among Satmex, Alterna’TV International Corporation and the Indenture Trustee.

ALTERNA’TV INTERNATIONAL CORPORATION
By:	/s/ LUIS FERNANDO STEIN VELASCO
	Name:	Luis Fernando Stein Velasco
	Title:	CFO & Treasurer

By:	/s/ VERÓNICA GUTIÉRREZ ZAMORA GARCÍA
	Name:	Verónica Gutiérrez Zamora García
	Title:	VP Legal Affairs
Additional Guarantee Designation: SPSSN